EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Document Security Systems, Inc. on Form S-8 of our report dated February 22, 2006 on our audit of the consolidated financial statements of Document Security Systems, Inc. for the year ended December 31, 2005 appearing in the Annual Report on Form 10-KSB of Document Security Systems, Inc. for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Freed Maxick & Battaglia, CPAs, PC
FREED MAXICK & BATTAGLIA, CPAS, PC

Buffalo, New York
May 11, 2006